Exhibit 99.1

March 11, 2013

Dear Shareholder:

Apple REIT Seven, Inc. is dedicated to the protection of shareholder investments, the distribution of attractive returns and increasing shareholder value over the long term. Our conservative strategy is evident in the longstanding strength of our balance sheet, our ability to remain profitable during fluctuating real estate cycles and our portfolio of high-quality Marriott®-and Hilton®-branded hotels.

In 2012, hotel operations continued to improve from the recessionary environment of 2009 and 2010. However, despite increases in leisure and corporate travel, recovery across our individual markets has been uneven and not as robust as anticipated. To better align our annualized distributions with results from operations over the long term, our Board of Directors has approved a reduction in our annualized distribution rate from $0.77 per share to $0.66 per share, or from seven percent to six percent based on a liquidation preference of $11, beginning with our April 15, 2013 payment. While our goal is to maintain a relatively stable distribution rate over the life of our program, we believe that in light of an uncertain economic recovery this strategic adjustment is prudent, in line with our long-term shareholder objectives and will allow for a reduction in debt service and the ongoing timely renovation of our hotels.

For the twelve-month period ending December 31, 2012, Apple REIT Seven achieved modified funds from operations (MFFO) of approximately $59.4 million, or $0.65 per share, net income of $18.2 million or $0.20 per share, and paid approximately $70.0 million, or $0.77 per share, in distributions1. Since the time of the Company’s first distribution payment through the end of 2012, we have paid approximately $441 million in distributions, or approximately $5.54 per share to those who have been shareholders of the Company since our initial closing. Since its beginning, the Company has achieved MFFO of approximately $353 million and net income of $167 million. Our annualized distribution rate of $0.66 per share will continue to be closely monitored, taking into account varying economic cycles and capital improvements, as well as current and projected hotel performance and adjustments may be made as needed, based on available cash resources.

Our team is and has always been dedicated to protecting the integrity of our program. It is our intention to serve you in the best possible way while continuing to protect the value of your investment over the long term. If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates. If you have questions regarding Apple REIT Seven, please contact our Investor Services Department.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

1 The difference in net income and MFFO for the year ended December 31, 2012 is depreciation of $34.6 million and an impairment loss of $6.6 million. The difference in net income and MFFO for the period from initial capitalization in 2005 through December 31, 2012, is depreciation of $183 million, an impairment loss of $6.6 million and a gain of $3 million on the settlement of a contingency.